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Exhibit 23c to 2002 10-K/A


CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Forms S-3 and S-8 (File No.333-63922, 333-63992, 333-82394, 333-96727,
333-96729, 333-96733, 333-96735, 333-101899, 333-69633 and 333-86137) of
Convergys Corporation of our report dated June 15, 2001, with respect to the consolidated profit and loss account, cash flow statement and statement of total recognized gains and losses for the year ended December 31, 2000 which appears in the December 31, 2002 annual report on Form 10-K/A of Convergys Corporation (none of the afore-mentioned financial statements are separately presented therein).

/s/ KPMG LLP
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KPMG LLP
Cambridge, United Kingdom
13 May 2003